Exhibit 5
                                   Law Offices

                           JOEL BERNSTEIN, ESQ., P.A.

11900 Biscayne Blvd., Suite 604                         Telephone:  305.892.1122
Miami, Florida 33181                                  Facsimile:    305.892.0822




March 28, 2001


Daniel O'Brien
Flexible Solutions International Inc.
2614 Queenswood Dr.
Victoria, BC V8N 1X5

Gentlemen:

I have acted as special counsel to Flexible Solutions International, Inc., a Nevada corporation (the "Corporation"), in connection with the offering of 636,000 shares of Common Stock issued pursuant to stock option agreements with consultants, employees and directors. The offering of the shares is to be made pursuant to Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement").

I have acted as special counsel to the Corporation in connection with the issuance of shares.

Please be advised that I am of the opinion that the Corporation's Common Stock to be offered pursuant to the Registration Statement has been duly authorized by the Corporation. The Common Stock when issued in accordance with the terms of the stock option agreements will be validly issued by the Corporation and fully paid and non-assessable.

We consent to the use of our name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

                                                   Yours very truly,



                                                   /s/JOEL BERNSTEIN, ESQ., P.A.
                                                   -----------------------------
JB:jm                                              Joel Bernstein, Esq., P.A.